EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated April 30, 2025, related to the financial statements of 20/20 Biolabs, Inc. as of December 31, 2024 and 2023, and for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

San Diego, California

May 7, 2025